Exhibit 5.1

                                CUTLER LAW GROUP        M. Richard Cutler, Esq.*
                                                        M Gregory Cutler, Esq.**
                                Attorneys at Law
                                                                    *Admitted in
                               www.cutlerlaw.com              California & Texas
                                                           **Admitted in Florida
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                                 March 29, 2010

Competitive Technologies, Inc.
777 Commerce Drive
Fairfield, CT 06825

Ladies and Gentlemen:

     You have requested our opinion as counsel for Competitive Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 34,000 shares of Company common stock issuable in connection with the Competitive Technologies, Inc. 401(K) Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about March 30, 2010 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              \s\ M. Richard Cutler
                              Cutler Law Group

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